OPTON HANDLER GOTTLIEB FEILER & KATZ, LLP
                                Attorneys At Law
                              52 Vanderbilt Avenue
                         New York, New York 10017-3808

                                                               January    , 1997

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

               RE:      Alpha Pro Tech, Ltd.
                        Post Effective Amendment No. 1 to
                        Registration Statement on Form S-1
                        Registration Number 33-93894

Dear Sirs:

In connection with the above referenced Post Effective Amendment filed by Alpha Pro Tech, Ltd., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), relating to the sale by certain Selling Stockholders of:

     A maximum of 3,021,935 shares of Common Stock of the Company, par value $.01 per share, (the "Common Stock").

We have reviewed the Certificate of Incorporation and By-Laws of the Company, as amended, records of certain of the Company's corporate proceedings as reflected in the Company's minute books and have examined such authorities and statutes as we have deemed relevant to the opinions set forth hereinafter.

     Based upon the foregoing, it is our opinion that:

The shares of Common Stock presently issued and outstanding are, and the shares of Common Stock to be issued upon the exercise of Warrants and Options, will be, when sold in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Post-Effective Amendment to the Registration Statement, legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof.


Very truly yours,

OPTON HANDLER GOTTLIEB FEILER AND KATZ

BY: /S/ PETER LANDAU
---------------------
Peter Landau, Counsel